ISSUER FREE WRITING PROSPECTUS NO. 1762BK Filed Pursuant to Rule 433 Registration Statement No. 333-184193 Dated May 22, 2013 Deutsche Bank AG Trigger Phoenix Autocallable Optimization Securities

$•Deutsche Bank AG Securities Linked to the Common Stock of Chesapeake Energy Corporation due on or about November 28, 2014
$•Deutsche Bank AG Securities Linked to the Common Stock of KBR, Inc. due on or about November 28, 2014
$•Deutsche Bank AG Securities Linked to the Common Stock of Celgene Corporation due on or about November 28, 2014
Investment Description
Trigger Phoenix Autocallable Optimization Securities (the “Securities”) are unsubordinated and unsecured obligations of Deutsche Bank AG, London Branch (the “Issuer”) with returns linked to the performance of the common stock of a specific company described herein (each, an “Underlying”). If the Closing Price of the Underlying on the applicable quarterly Observation Date is equal to or greater than the Coupon Barrier, Deutsche Bank AG will pay you a quarterly contingent coupon (a “Contingent Coupon”).  Otherwise, no coupon will be accrued or payable with respect to that Observation Date. If the Closing Price of the Underlying on any Observation Date (including the Final Valuation Date) is greater than or equal to the Initial Price, Deutsche Bank AG will automatically call the Securities and pay you your initial investment plus the applicable Contingent Coupon for that Observation Date and no further amounts will be owed to you.  If the Securities are not automatically called and the Final Price is not less than the Trigger Price (which is the same price as the applicable Coupon Barrier), at maturity Deutsche Bank AG will pay you an amount equal to your initial investment, plus the applicable Contingent Coupon for the final quarter. However, if the Securities are not automatically called and the Final Price is less than the Trigger Price, Deutsche Bank AG will pay you less than your initial investment resulting in a loss of 1.00% of your initial investment for every 1.00% decline in the Final Price as compared to the Initial Price. Under these circumstances you will lose a significant portion, and could lose all, of your initial investment. Investing in the Securities is subject to significant risks, including the risk of losing your entire initial investment. The contingent repayment of your initial investment applies only if you hold the Securities to maturity. Any payment on the Securities, including any payment of Contingent Coupon, any payment upon an automatic call and any payment of your initial investment at maturity, is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you might not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.
Features	Key Dates1
❑  Contingent Coupon — If the Closing Price of the Underlying on the applicable quarterly Observation Date is equal to or greater than the Coupon Barrier, Deutsche Bank AG will pay you a quarterly Contingent Coupon. Otherwise, no coupon will be payable with respect to that Observation Date.
❑  Automatically Callable — If the Closing Price of the Underlying on any Observation Date (including the Final Valuation Date) is greater than or equal to the Initial Price, we will automatically call the Securities and pay you your initial investment plus the applicable Contingent Coupon for that Observation Date and no further amounts will be owed to you. If the Securities are not called, investors may have downside market exposure to the Underlying at maturity, subject to any contingent repayment of your initial investment.
❑   Downside Exposure with Contingent Repayment of Your Initial Investment at Maturity — If you hold the Securities to maturity and the Final Price is not less than the Trigger Price (or Coupon Barrier), we will pay you your initial investment at maturity, plus the applicable Contingent Coupon for the final quarter. If the Final Price is less than the Trigger Price, however, Deutsche Bank AG will repay less than your initial investment, resulting in a loss of your initial investment that is proportionate to the decline in the Final Price as compared to the Initial Price. Under these circumstances, you will lose a significant portion, and could lose all, of your initial investment. The contingent repayment of your initial investment applies only if you hold the Securities to maturity. Any payment on the Securities, including any payment of Contingent Coupon, any payment upon an automatic call and any payment of your initial investment at maturity, is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you might not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.
	Trade Date Settlement Date2 Observation Dates3 Final Valuation Date3 Maturity Date3	May 29, 2013 May 31, 2013 Quarterly November 24, 2014 November 28, 2014
1          Expected.
2         We expect to deliver each offering of the Notes against payment on or about the second business day following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise.
3         See page 3 for additional details.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL FACE AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING AN OBLIGATION OF DEUTSCHE BANK AG. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 5 OF THIS FREE WRITING PROSPECTUS AND UNDER “RISK FACTORS” BEGINNING ON PAGE 9 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.
Security Offering
We are offering three separate Trigger Phoenix Autocallable Optimization Securities (each, a “Security”).  Each Security is linked to the performance of the common stock of a different company, and each may have a different Contingent Coupon Rate, Initial Price, Trigger Price and Coupon Barrier. The Contingent Coupon Rate, Initial Price, Trigger Price and Coupon Barrier for each Security will be determined on the Trade Date. The Securities are our unsubordinated and unsecured obligations and are offered at a minimum investment of $1,000 in denominations of $10.00 and integral multiples thereof.
Underlying	Contingent Coupon Rate	Initial Price	Trigger Price	Coupon Barrier	CUSIP/ ISIN
Common stock of Chesapeake Energy Corporation (Ticker: CHK)	10.00% - 12.70% per annum		70.00% of the Initial Price	70.00% of the Initial Price	25155H524 / US25155H5248
Common stock of KBR, Inc. (Ticker: KBR)	9.00% - 11.70% per annum		80.00% of the Initial Price	80.00% of the Initial Price	25155H540 / US25155H5404
Common stock of Celgene Corporation (Ticker: CELG)	10.20% - 13.20% per annum		75.00% of the Initial Price	75.00% of the Initial Price	25155H532 / US25155H5321

See “Additional Terms Specific to the Securities” in this free writing prospectus. The Securities will have the terms specified in product supplement BK dated October 5, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these Securities are a part, the prospectus dated September 28, 2012 and this free writing prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this free writing prospectus, the accompanying prospectus, the prospectus supplement and product supplement BK. Any representation to the contrary is a criminal offense. The Securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
	Price to Public		Discounts and Commissions(1)		Proceeds to Us
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the common stock of Chesapeake Energy Corporation		$$10.00		$$0.15		$$9.85
Securities linked to the common stock of KBR, Inc.		$$10.00		$$0.15		$$9.85
Securities linked to the common stock of Celgene Corporation		$$10.00		$$0.15		$$9.85
(1)
For more detailed information about discounts and commissions, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this free writing prospectus.
Deutsche Bank Securities Inc. (“DBSI”) is our affiliate. For more information see “Supplemental Plan of Distribution (Conflicts of Interest)” in this free writing prospectus.

UBS Financial Services Inc.	Deutsche Bank Securities

Additional Terms Specific to the Securities

You should read this free writing prospectus, together with product supplement BK dated October 5, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these Securities are a part and the prospectus dated September 28, 2012. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Product supplement BK dated October 5, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005314/crt_dp33259-424b2.pdf

♦	Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

♦	Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offerings to which this free writing prospectus relates. Before you invest in the Securities offered hereby, you should read these documents and any other documents relating to these offerings that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and these offerings. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001159508. Alternatively, Deutsche Bank AG, any agent or any dealer participating in these offerings will arrange to send you the prospectus, prospectus supplement, product supplement and this free writing prospectus if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase Securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, Securities prior to their issuance. We will notify you in the event of any changes to the terms of the Securities, and you will be asked to accept such changes in connection with your purchase of the Securities. You may also choose to reject such changes, in which case we may reject your offer to purchase Securities.

If the terms described in this free writing prospectus are inconsistent with those described in the accompanying product supplement, prospectus supplement or prospectus, the terms described in this free writing prospectus shall control.

References to “Deutsche Bank AG,” “we,” “our” and “us” refer to Deutsche Bank AG, including, as the context requires, acting through one of its branches. In this free writing prospectus, “Securities” refers to the Trigger Phoenix Autocallable Optimization Securities that are offered hereby, unless the context otherwise requires. This free writing prospectus, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” in this free writing prospectus and “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

Investor Suitability
The suitability considerations identified below are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” on page 5 of this free writing prospectus and “Risk Factors” on page 9 of the accompanying product supplement

The Securities may be suitable for you if, among other considerations:

♦     You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦     You can tolerate the loss of some or all of your investment and are willing to make an investment in which you could have the same downside market risk as an investment in the Underlying.

♦     You believe the Closing Price of the Underlying will be greater than or equal to the Coupon Barrier on the applicable Observation Dates, including the Final Valuation Date.

♦     You are willing to make an investment whose return is limited to the applicable Contingent Coupons, regardless of any potential appreciation of the Underlying, which could be significant.

♦     You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying.

♦     You would be willing to invest in the Securities if the applicable Contingent Coupon Rate were set equal to the bottom of the applicable range specified on the cover of this free writing prospectus (the actual Contingent Coupon Rate for each offering of the Securities will be determined on the Trade Date).

♦    You do not seek guaranteed current income from this investment and are willing to forgo any dividends paid on the Underlying.

♦    You are willing and able to hold Securities that will be called on any Observation Date on which the Closing Price of the Underlying is greater than or equal to the Initial Price, and you are otherwise willing and able to hold the Securities to maturity, a term of approximately eighteen months, and are not seeking an investment for which there will be an active secondary market.

♦     You are willing to assume the credit risk associated with Deutsche Bank AG, as Issuer of the Securities, and understand that if Deutsche Bank AG defaults on its obligations you might not receive any amounts due to you, including any payment of Contingent Coupon, any payment of your initial investment at maturity or any payment upon an earlier automatic call.

The Securities may not be suitable for you if, among other considerations:

♦     You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦     You cannot tolerate the loss of a substantial portion or all of your investment and you are not willing to make an investment in which you could have the same downside market risk as an investment in the Underlying.

♦     You require an investment designed to provide a full return of your initial investment at maturity.

♦     You believe the Securities will not be called and the Closing Price of the Underlying will be less than the Coupon Barrier on the specified Observation Dates and less than the Trigger Price on the Final Valuation Date.

♦     You seek an investment that participates in the full appreciation in the price of the Underlying or that has unlimited return potential.

♦     You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying.

♦     You would be unwilling to invest in the Securities if the applicable Contingent Coupon Rate were set equal to the bottom of the applicable range specified on the cover of this free writing prospectus (the actual Contingent Coupon Rate for each offering of the Securities will be determined on the Trade Date).

♦     You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦    You seek guaranteed current income from this investment or you prefer to receive dividends paid on the Underlying.

♦    You are unwilling or unable to hold Securities that will be called on any Observation Date on which the Closing Price of the Underlying is greater than or equal to the Initial Price, or you are otherwise unable or unwilling to hold the Securities to maturity, a term of approximately eighteen months, and seek an investment for which there will be an active secondary market.

♦     You are unwilling or unable to assume the credit risk associated with Deutsche Bank AG, as Issuer of the Securities for all payments on the Securities, including any payment of Contingent Coupon, any payment of your initial investment at maturity or any payment upon an earlier automatic call.

Indicative Terms
Issuer	Deutsche Bank AG, London Branch
Issue Price	100% of the Face Amount per Security (subject to a minimum purchase of 100 Securities, or $1,000)
Face Amount	$10.00 per Security
Term	Approximately eighteen months, subject to an earlier automatic call
Trade Date1	May 29, 2013
Settlement Date1	May 31, 2013
Final Valuation Date1, 2	November 24, 2014
Maturity Date1, 2, 3	November 28, 2014
Underlyings	Common stock of Chesapeake Energy Corporation (Ticker: CHK)
Common stock of KBR, Inc. (Ticker: KBR)
Common stock of Celgene Corporation (Ticker: CELG)
Call Feature
The Securities will be automatically called if the Closing Price of the relevant Underlying on any Observation Date is greater than or equal to the Initial Price. If the Securities are called, Deutsche Bank AG will pay you on the applicable Call Settlement Date a cash payment equal to $10.00 per Security plus the applicable Contingent Coupon otherwise due on such day pursuant to the contingent coupon feature. No further amounts will be owed to you under the Securities.

Observation Dates1, 2	Quarterly, on the dates set forth in the table below.
Call Settlement ates3	Two business days following the relevant Observation Date, except that the Call Settlement Date for the final Observation Date will be the Maturity Date.
Contingent Coupon
If the Closing Price of the Underlying on any Observation Date is equal to or greater than the Coupon Barrier, Deutsche Bank AG will pay you the relevant Contingent Coupon applicable to such Observation Date on the related Coupon Payment Date.

If the Closing Price of the Underlying on any Observation Date is less than the Coupon Barrier, the relevant Contingent Coupon applicable to such Observation Date will not be accrued or payable and Deutsche Bank AG will not make any payment to you on the related Coupon Payment Date.

The Contingent Coupon for each Underlying will be a fixed amount based upon equal quarterly installments at the Contingent Coupon Rate. The table below sets forth each Observation Date and the relevant Contingent Coupon for each Security that would be payable for each Observation Date on which the Closing Price of the Underlying is greater than or equal to the Coupon Barrier.  The table below reflects the Contingent Coupon Rate of between (i) 10.00% and 12.70% per annum for the Securities linked to the common stock of Chesapeake Energy Corporation, (ii) 9.00% and 11.70% per annum for the Securities linked to the common stock of KBR, Inc. and (iii) 10.20% and 13.20% per annum for the Securities linked to the common stock of Celgene Corporation.

The actual Contingent Coupon Rate for each Security will be determined on the Trade Date.

Observation Dates	Expected Coupon Payment Dates	CHK	KBR	CELG
August 28, 2013	August 30, 2013	$0.2500 - $0.3175	$0.2250 - $0.2925	$0.2550 - $0.3300
November 26, 2013	November 29, 2013	$0.2500 - $0.3175	$0.2250 - $0.2925	$0.2550 - $0.3300
February 26, 2014	February 28, 2014	$0.2500 - $0.3175	$0.2250 - $0.2925	$0.2550 - $0.3300
May 28, 2014	May 30, 2014	$0.2500 - $0.3175	$0.2250 - $0.2925	$0.2550 - $0.3300
August 27, 2014	August 29, 2014	$0.2500 - $0.3175	$0.2250 - $0.2925	$0.2550 - $0.3300
November 24, 2014 (Final Valuation Date)	November 28, 2014 (Maturity Date)	$0.2500 - $0.3175	$0.2250 - $0.2925	$0.2550 - $0.3300

Contingent Coupon payments on the Securities are not guaranteed. Deutsche Bank AG will not pay you the Contingent Coupon for any Observation Date on which the Closing Price of the Underlying is less than the Coupon Barrier.

Contingent Coupon Rate	For the Securities linked to the common stock of Chesapeake Energy Corporation, 10.00% - 12.70% per annum.
For the Securities linked to the common stock of KBR, Inc., 9.00% - 11.70% per annum.
For the Securities linked to the common stock of Celgene Corporation, 10.20% - 13.20% per annum.
The actual Contingent Coupon Rate for each Security will be determined on the Trade Date.
Coupon Payment Dates3	Two business days following the relevant Observation Date, except that the Coupon Payment Date for the final Observation Date will be the Maturity Date.
Payment at Maturity (per $10.00 Security)
If the Securities are not automatically called and the Final Price is greater than or equal to the Trigger Price and Coupon Barrier, Deutsche Bank AG will pay you a cash payment at maturity equal to $10.00 per $10.00 Security plus the Contingent Coupon otherwise due on the Maturity Date.

If the Securities are not automatically called and the Final Price is less than the Trigger Price, Deutsche Bank AG will pay you a cash payment at maturity less than $10.00 per $10.00 Security equal to:

$10.00 + ($10.00 x Underlying Return)
Under these circumstances, you will lose a significant portion, and could lose all, of your initial investment in an amount proportionate to the negative Underlying Return.
Underlying Return	For each Security:
Final Price – Initial Price Initial Price
Trigger Price	For the Securities linked to the common stock of Chesapeake Energy Corporation, 70.00% of the Initial Price.
For the Securities linked to the common stock of KBR, Inc., 80.00% of the Initial Price.
For the Securities linked to the common stock of Celgene Corporation, 75.00% of the Initial Price.

Coupon Barrier	For the Securities linked to the common stock of Chesapeake Energy Corporation, 70.00% of the Initial Price.
For the Securities linked to the common stock of KBR, Inc., 80.00% of the Initial Price.
For the Securities linked to the common stock of Celgene Corporation, 75.00% of the Initial Price.

Closing Price
On any scheduled trading day, the last reported sale price of the relevant Underlying on the relevant exchange multiplied by the then-current relevant Stock Adjustment Factor, as determined by the calculation agent.

Initial Price	The Closing Price of one share of the relevant Underlying on the Trade Date.
Final Price	The Closing Price of one share of the relevant Underlying on the Final Valuation Date.
Stock Adjustment Factor
Initially 1.0 for each Underlying, subject to adjustment for certain actions affecting each Underlying. See “Description of Securities — Anti-Dilution Adjustments” in the accompanying product supplement.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY PAYMENT OF CONTINGENT COUPON, ANY PAYMENT UPON AN AUTOMATIC CALL AND ANY PAYMENT OF YOUR INITIAL INVESTMENT AT MATURITY, IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER. IF DEUTSCHE BANK AG WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Investment Timeline

Trade Date:	The Closing Price of the Underlying (Initial Price) is observed, the Trigger Price and Coupon Barrier are determined and the Contingent Coupon Rate is set.

Quarterly:
If the Closing Price of the relevant Underlying on any Observation Date is equal to or greater than the Coupon Barrier, Deutsche Bank AG will pay you the relevant Contingent Coupon applicable to such Observation Date on the related Coupon Payment Date.

The Securities will be automatically called if the Closing Price of the relevant Underlying on any Observation Date is greater than or equal to the Initial Price. If the Securities are called, Deutsche Bank AG will pay you on the applicable Call Settlement Date a cash payment per Security equal to $10.00 per Security plus the applicable Contingent Coupon otherwise due on such day pursuant to the contingent coupon feature.

Maturity Date:
The Final Price and Underlying Return will be determined on the Final Valuation Date.

If the Securities are not automatically called and the Final Price is greater than or equal to the Trigger Price and Coupon Barrier, Deutsche Bank AG will pay you a cash payment at maturity equal to $10.00 per $10.00 Security plus the Contingent Coupon otherwise due on the Maturity Date.

If the Securities are not automatically called and the Final Price is less than the Trigger Price, Deutsche Bank AG will pay you a cash payment at maturity less than $10.00 per $10.00 Security equal to:

$10.00 + ($10.00 x Underlying Return)

Under these circumstances, you will lose a significant portion, and could lose all, of your initial investment in an amount proportionate to the negative Underlying Return.

1
In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date, Maturity Date and Observation Dates may be changed so that the stated term of the Securities remains the same.

2	Subject to postponement as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.
3
Notwithstanding the provisions under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement, in the event the Final Valuation Date is postponed, the Maturity Date will be the fourth business day after the Final Valuation Date as postponed and in the event that an Observation Date other than the Final Valuation Date is postponed, the relevant Call Settlement Date and Coupon Payment Date (other than the Maturity Date) will be the second business day after the Observation Date as postponed.

Key Risks
An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Underlying. Some of the risks that apply to an investment in each Security offered hereby are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities offered hereby.

♦
Your Investment in the Securities May Result in a Loss of Your Initial Investment — The Securities differ from ordinary debt securities in that Deutsche Bank AG will not necessarily pay you the Face Amount per Security at maturity. If the Securities are not automatically called, the return on the Securities at maturity will depend on whether the Final Price is greater than or equal to the Trigger Price. If the Securities are not automatically called and the Final Price is greater than or equal to the Trigger Price, Deutsche Bank AG will pay you the Face Amount per Security plus the applicable Contingent Coupon otherwise due on the Maturity Date. However, if the Securities are not automatically called on any Observation Date and the Final Price is less than the Trigger Price, you will be fully exposed to any negative Underlying Return, resulting in a loss of your initial investment that is proportionate to the decline in the Final Price as compared to the Initial Price. Accordingly, you could lose your entire initial investment.

♦
Your Potential Return on the Securities Is Limited to the Face Amount Plus Any Contingent Coupons and You Will Not Participate in Any Appreciation in the Price of the Underlying — The Securities will not pay more than the Face Amount plus any Contingent Coupons payable over the term of the Securities. Therefore, your potential return on the Securities will be limited to the Contingent Coupon Rate, but the total return will vary based on the number of Observation Dates on which the requirement for a Contingent Coupon has been met prior to maturity or an automatic call. If the Securities are automatically called, you will not participate in any appreciation in the price of the Underlying and you will not receive any Contingent Coupons in respect of any Observation Date after the applicable Call Settlement Date. If the Securities are automatically called on the first Observation Date, the total return on the Securities will be minimal. If the Securities are not automatically called, you may be subject to the full downside performance of the Underlying even though you were not able to participate in any of the Underlying's potential appreciation.

♦
You May Not Receive Any Contingent Coupons — Deutsche Bank AG will not necessarily make periodic coupon payments on the Securities.  If the Closing Price of the Underlying on any Observation Date is less than the Coupon Barrier, Deutsche Bank AG will not pay you the Contingent Coupon applicable to such Observation Date.  If the Closing Price of the Underlying is less than the Coupon Barrier on each of the Observation Dates, Deutsche Bank AG will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, your Securities.

♦
Contingent Repayment of Your Initial Investment Applies Only if You Hold the Securities to Maturity — If your Securities are not automatically called, you should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the Closing Price of the Underlying is above the Trigger Price.

♦
Higher Contingent Coupon Rates Are Generally Associated with a Greater Risk of Loss — Greater expected volatility with respect to the Underlying reflects a higher expectation as of the Trade Date that the Closing Price of the Underlying could close below the Trigger Price on the Final Valuation Date of the Securities. This greater expected risk will generally be reflected in a higher Contingent Coupon Rate for the Securities. However, while the Contingent Coupon Rate is set on the Trade Date, the Underlying’s volatility can change significantly over the term of the Securities. The price of the Underlying could fall sharply, which could result in a significant loss of your initial investment.

♦
Reinvestment Risk — If your Securities are called early, the holding period over which you would receive any applicable Contingent Coupon, which is based on the relevant Contingent Coupon Rate as specified on the cover hereof (the actual Contingent Coupon Rate will be set on the Trade Date and will be at least equal to the bottom of the range of the rates listed on the cover of this free writing prospectus), could be as little as three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities at a comparable return for a similar level of risk in the event the Securities are automatically called prior to the Maturity Date.

♦
Risks Relating to the Credit of the Issuer — The Securities are unsubordinated and unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any payment of Contingent Coupon, any payment upon an automatic call or any repayment of your initial investment provided at maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking our credit risk will likely have an adverse effect on the value of the Securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the Securities, and in the event Deutsche Bank AG were to default on its obligations, you might not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.

♦
No Dividend Payments or Voting Rights — As a holder of the Securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Underlying would have.

♦
Investing in the Securities Is Not the Same as Investing in the Underlying — The return on your Securities may not reflect the return you would realize if you directly invested in the Underlying. For instance, you will not receive or be entitled to receive any dividend payments or other distributions or other rights that holders of the Underlying would have. Further, you will not participate in any potential appreciation of the Underlying, which could be significant.

♦
Single Stock Risk — The price of the Underlying can rise or fall sharply due to factors specific to the Underlying and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. For additional information about each Underlying and its issuer, please see “Information about the Underlyings” in this free writing prospectus and each issuer’s SEC filings referred to in those sections.

♦
If the Price of the Underlying Changes, the Value of Your Securities May Not Change in the Same Manner — Your Securities may trade quite differently from the Underlying. Changes in the market price of the Underlying may not result in a comparable change in the value of your Securities.

♦
The Anti-Dilution Protection Is Limited — The calculation agent will make adjustments to the relevant Stock Adjustment Factor, which will initially be set at 1.0, and the Payment at Maturity in the case of certain corporate events. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the relevant Underlying. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected. In addition, you should be aware that the calculation agent may, at its sole discretion, make adjustments to the relevant Stock Adjustment Factor or any other terms of the Securities that are in addition to, or that differ from, those described in the accompanying product supplement to reflect changes occurring in relation to the Underlying in circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result. Any alterations to the specified anti-dilution adjustments for the Underlying described in the accompanying product supplement may be materially adverse to investors in the Securities. You should read “Description of Securities — Anti-Dilution Adjustments for Reference Stock” in the accompanying product supplement in order to understand the adjustments that may be made to the Securities.

♦
There Is No Affiliation Between the Issuers of the Underlyings and Us, and We Have Not Participated in the Preparation of, or Independently Verified, Any Disclosure by Such Issuers — We are not affiliated with the issuers of the Underlyings (each, an “Underlying Issuer”). However, we and our affiliates may currently or from time to time in the future engage in business with the Underlying Issuers. Nevertheless, neither we nor our affiliates have participated in the preparation of, or independently verified, any information about the Underlyings and the Underlying Issuers. You, as an investor in the Securities, should make your own investigation into the Underlyings and the Underlying Issuers. None of the Underlying Issuers is involved in the Securities offered hereby in any way and none of them has any obligation of any sort with respect to your Securities. None of the Underlying Issuers has any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Securities.

♦
Past Performance of the Underlying Is No Guide to Future Performance — The actual performance of the Underlying may bear little relation to the historical prices of the relevant Underlying, and may bear little relation to the hypothetical return examples set forth elsewhere in this free writing prospectus. We cannot predict the future performance of the Underlying.

♦
The Securities Have Certain Built-In Costs — While any payment on the Securities described in this free writing prospectus is based on your entire initial investment, the Issue Price of the Securities includes the agents’ commission, if any, and the estimated cost of hedging our obligations under the Securities through one or more of our affiliates. Such cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, the price at which Deutsche Bank AG or its affiliates would be willing to purchase Securities from you prior to maturity in secondary market transactions, if at all, will likely be lower than the Issue Price, and any sale prior to the Maturity Date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity.

♦
There May Be Little or No Secondary Market for the Securities — The Securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates intends to offer to purchase the Securities in the secondary market but is not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell your Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates may be willing to buy the Securities.

♦
Many Economic and Market Factors Will Impact the Value of the Securities — While we expect that, generally, the price of the Underlying will affect the value of the Securities more than any other single factor, the value of the Securities prior to maturity will also be affected by a number of other factors that may either offset or magnify each other, including:

♦	the expected volatility of the Underlying;

♦	the time remaining to maturity of the Securities;

♦	the market price and dividend rates of the Underlying and the stock market generally;

♦	the real and anticipated results of operations of the Underlying Issuer;

♦	actual or anticipated corporate reorganization events, such as mergers or takeovers, which may affect the Underlying Issuer;

♦	interest rates and yields in the market generally and in the markets of the Underlying;

♦	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Underlying or markets generally;

♦	supply and demand for the Securities; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦
Trading and Other Transactions by Us or Our Affiliates, or UBS AG or its Affiliates, in the Equity and Equity Derivative Markets May Impair the Value of the Securities — We or one or more of our affiliates expect to hedge our exposure from the Securities by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Underlying and make it less likely that you will receive a return on your investment in the Securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the Securities declines. We or our affiliates, or UBS AG or its affiliates, may also engage in trading in instruments linked to the Underlying on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates, or UBS AG or its affiliates, may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlying. By introducing competing products into the marketplace in this manner, we or our affiliates, or UBS AG or its affiliates, could adversely affect the value of the Securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the Securities.

♦
We and Our Affiliates, or UBS AG and its Affiliates, May Publish Research, Express Opinions or Provide Recommendations That Are Inconsistent with Investing in or Holding the Securities. Any Such Research, Opinions or Recommendations Could Affect the Stock Price of the Underlying and the Value of the Securities — We, our affiliates and agents, and UBS AG and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by us, our affiliates or agents, or UBS AG or its affiliates, may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the Underlying to which the Securities are linked.

♦
Potential Deutsche Bank AG Impact on Price — Trading or transactions by Deutsche Bank AG or its affiliates in the Underlying and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Underlying, may adversely affect the market price of the Underlying and therefore, the value of the Securities.

♦
Potential Conflict of Interest — Deutsche Bank AG and its affiliates may engage in business with the Underlying Issuer, which may present a conflict between the obligations of Deutsche Bank AG and you, as a holder of the Securities. Deutsche Bank AG, as the calculation agent, will determine the Final Price of the Underlying and payment at maturity or upon an automatic call based on the Closing Price of the Underlying in the market. The calculation agent can postpone the determination of the Closing Price of the Underlying if a market disruption event occurs on any of the Observation Dates.

♦
There Is Substantial Uncertainty Regarding the U.S. Federal Income Tax Consequences of an Investment in the Securities — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid financial contracts that are not debt, with associated contingent coupons, as described below under “What Are the Tax Consequences of an Investment in the Securities?” If the IRS were successful in asserting an alternative treatment for the Securities, the tax consequences of ownership and disposition of the Securities could be materially affected. In addition, as described below under “What Are the Tax Consequences of an Investment in the Securities?”, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Scenario Analysis and Hypothetical Examples of Payment upon an Automatic Call or at Maturity

The following table and hypothetical examples below illustrate the payment upon an automatic call or at maturity for a hypothetical range of performances for the Underlying. The following examples and table are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of any Underlying relative to its Initial Price. We cannot predict the Final Price or the Closing Price of any Underlying on any of the Observation Dates (including the Final Valuation Date). You should not take these examples as an indication or assurance of the expected performance of any Underlying. You should consider carefully whether the Securities are suitable to your investment goals. The numbers in the examples and table below have been rounded for ease of analysis.

The following examples and table illustrate the payment at maturity or upon an automatic call per Security on a hypothetical offering of Securities based on the following assumptions*:

Term:	Approximately eighteen months, subject to an automatic call
Hypothetical Initial Price*:	$60.00
Hypothetical Trigger Price*:	$45.00 (75.00% of the Hypothetical Initial Price)
Hypothetical Coupon Barrier*:	$45.00 (75.00% of the Hypothetical Initial Price)
Hypothetical Contingent Coupon Rate*:	10.00% per annum (or 2.50% per quarter)
Hypothetical Contingent Coupon*:	$0.25 per quarter
Observation Dates:	Quarterly

*	Based on a hypothetical Contingent Coupon Rate of 10.00% per annum. The actual Contingent Coupon Rate, Initial Price, Coupon Barrier and Trigger Price for each Security will be set on the Trade Date.

Example 1 — The Securities are called on the first Observation Date.

Date	Closing Price	Payment (per Security)
First Observation Date	$70.00 (at or above Initial Price)	$10.25 (Face Amount plus Contingent Coupon)
	Total Payment:	$10.25 (2.50% return)

Since the Securities are called on the first Observation Date, Deutsche Bank AG will pay you on the applicable Call Settlement Date a total of $10.25 per Security, reflecting the Face Amount plus the applicable Contingent Coupon and representing a 2.50% total return on the Securities.  No further amount will be owed to you under the Securities.

Example 2 — The Securities are called on the third Observation Date.

Date	Closing Price	Payment (per Security)
First Observation Date	$49.00 (at or above Coupon Barrier; below Initial Price)	$0.25 (Contingent Coupon)
Second Observation Date	$45.00 (at or above Coupon Barrier; below Initial Price)	$0.25 (Contingent Coupon)
Third Observation Date	$65.00 (at or above Initial Price)	$10.25 (Face Amount plus Contingent Coupon)
	Total Payment:	$10.75 (7.50% return)

Since the Securities are called on the third Observation Date, Deutsche Bank AG will pay you on the applicable Call Settlement Date a total of $10.25 per Security, reflecting the Face Amount plus the applicable Contingent Coupon.  When added to the Contingent Coupon payments of $0.50 paid in respect of prior Observation Dates, Deutsche Bank AG will have paid you a total of approximately $10.75 per Security, representing a 7.50% total return on the Securities.  No further amount will be owed to you under the Securities.

Example 3 — The Securities are NOT called and the Final Price of the Underlying is at or above the Trigger Price and Coupon Barrier.

Date	Closing Price	Payment (per Security)
First Observation Date	$50.00 (at or above Coupon Barrier; below Initial Price)	$0.25 (Contingent Coupon)
Second Observation Date	$18.00 (below Coupon Barrier)	$0.00
Third Observation Date	$15.00 (below Coupon Barrier)	$0.00
Final Observation Date	$46.00 (at or above Trigger Price and Coupon Barrier; below Initial Price)	$10.25 (Payment at Maturity)
	Total Payment:	$10.50 (5.00% return)

At maturity, Deutsche Bank AG will pay you a total of $10.25 per Security, reflecting the Face Amount plus the applicable Contingent Coupon.  When added to the Contingent Coupon payment of $0.25 paid in respect of prior Observation Dates, Deutsche Bank AG will have paid you a total of approximately $10.50 per Security, representing a 5.00% total return on the Securities.

Example 4 — The Securities are NOT called and the Final Price of the Underlying is less than the Trigger Price.

Date	Closing Price	Payment (per Security)
First Observation Date	$55.00 (at or above Coupon Barrier; below Initial Price)	$0.25 (Contingent Coupon)
Second Observation Date	$50.00 (at or above Coupon Barrier; below Initial Price)	$0.25 (Contingent Coupon)
Third Observation Date	$45.00 (at or above Coupon Barrier; below Initial Price)	$0.25 (Contingent Coupon)
Final Observation Date	$18.00 (below Trigger Price and Coupon Barrier)	$10.00 + [$10.00 × Underlying Return] = $10.00 + [$10.00 × -70%] = $10.00 - $7.00 = $3.00 (Payment at Maturity)
	Total Payment:	$3.75 (-62.50% return)

Since the Securities are not called and the Final Price of the Underlying is below the Trigger Price and Coupon Barrier, Deutsche Bank AG will pay you at maturity $3.00 per Security.  When added to the Contingent Coupon payments of $0.75 paid in respect of prior Observation Dates, Deutsche Bank AG will have paid you $3.75 per Security, representing a loss on the Securities of 62.50%.

If the Securities are not automatically called and the Final Price is less than the Trigger Price, your initial investment will be fully exposed to any negative Underlying Return, resulting in a loss on the Face Amount that is proportionate to the decline from the Initial Price to the Final Price. Under these circumstances, you will lose a significant portion, and could lose all, of your initial investment. Any payment on the Securities, including any payment of Contingent Coupon, any payment upon an automatic call and any payment of your initial investment at maturity, is subject to the creditworthiness of the Issuer.

Information about the Underlyings

All disclosures contained in this free writing prospectus regarding each Underlying are derived from publicly available information. Neither Deutsche Bank AG nor any of its affiliates has participated in the preparation of, or independently verified, such information about any Underlying contained in this free writing prospectus. You should make your own investigation into each Underlying.

Included on the following pages is a brief description of each Underlying Issuer. We obtained the closing price information set forth below from Bloomberg, and we have not participated in the preparation of, or verified, such information. You should not take the historical prices of the Underlyings as an indication of future performance. Each of the Underlyings is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file certain financial and other information specified by the SEC periodically. Information filed by each Underlying Issuer with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by each Underlying Issuer under the Exchange Act can be located by reference to its SEC file number provided below.

In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Chesapeake Energy Corporation

According to publicly available information, Chesapeake Energy Corporation is a producer of natural gas and oil and natural gas liquids and an active driller of new wells in the United States. Information filed by Chesapeake Energy Corporation with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-13726, or its CIK Code: 0000895126. The common stock of Chesapeake Energy Corporation is traded on the New York Stock Exchange under the symbol “CHK.”

Historical Information

The following table sets forth the quarterly high and low closing prices for the common stock of Chesapeake Energy Corporation, based on daily closing prices on the primary exchange for Chesapeake Energy Corporation, as reported by Bloomberg. Chesapeake Energy Corporation’s closing price on May 20, 2013 was $20.80. The actual Initial Price will be the Closing Price of Chesapeake Energy Corporation’s common stock on the Trade Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
4/01/2008	6/30/2008	$19.39	$14.38	$18.44
7/01/2008	9/30/2008	$24.19	$16.84	$23.29
10/01/2008	12/31/2008	$24.49	$17.74	$19.00
1/01/2009	3/31/2009	$22.82	$17.60	$22.16
4/01/2009	6/30/2009	$23.95	$19.70	$20.34
7/01/2009	9/30/2009	$25.08	$19.74	$24.64
10/01/2009	12/31/2009	$30.90	$24.61	$30.47
1/01/2010	3/31/2010	$38.33	$29.08	$37.77
4/01/2010	6/30/2010	$38.37	$34.11	$37.69
7/01/2010	9/30/2010	$39.12	$22.20	$23.63
10/01/2010	12/31/2010	$29.27	$23.09	$27.87
1/01/2011	3/31/2011	$37.93	$28.01	$35.55
4/01/2011	6/30/2011	$35.40	$23.05	$24.71
7/01/2011	9/30/2011	$31.93	$22.91	$29.82
10/01/2011	12/31/2011	$31.66	$26.13	$29.92
1/01/2012	3/31/2012	$32.18	$28.75	$32.08
4/01/2012	6/30/2012	$35.43	$28.01	$35.20
7/01/2012	9/30/2012	$19.39	$14.38	$18.44
10/01/2012	12/31/2012	$24.19	$16.84	$23.29
1/01/2013	3/31/2013	$24.49	$17.74	$19.00
4/1/2013	5/20/2013*	$22.82	$17.60	$20.80
*
As of the date of this free writing prospectus, available information for the second calendar quarter of 2013 includes data for the period through May 20, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2013.

The graph below illustrates the performance of the common stock of Chesapeake Energy Corporation from May 20, 2008 through May 20, 2013, based on information from Bloomberg, and we have not participated in the preparation of, or verified, such information. The graph shows a hypothetical Coupon Barrier and Trigger Price equal to 70.00% of $20.80, which was the closing price of Chesapeake Energy Corporation’s common stock on May 20, 2013. The actual Initial Price, Coupon Barrier and Trigger Price will be determined on the Trade Date. Past performance of the Underlying is not indicative of the future performance of the Underlying.

KBR, Inc.

According to publicly available information, KBR, Inc. is an engineering, construction and services company supporting the energy, hydrocarbons, government services, minerals, civil infrastructure, power, industrial and commercial markets. Information filed by KBR, Inc. with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-33146, or its CIK Code: 0001357615. The common stock of KBR, Inc. is traded on the New York Stock Exchange under the symbol “KBR.”

Historical Information

The following table sets forth the quarterly high and low closing prices for the common stock of KBR, Inc., based on daily closing prices on the primary exchange for KBR, Inc., as reported by Bloomberg. KBR, Inc.’s closing price on May 20, 2013 was $35.20. The actual Initial Price will be the Closing Price of KBR, Inc.’s common stock on the Trade Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
4/01/2008	6/30/2008	$38.13	$28.53	$34.91
7/01/2008	9/30/2008	$31.85	$14.03	$15.27
10/01/2008	12/31/2008	$17.51	$9.86	$15.20
1/01/2009	3/31/2009	$17.34	$11.71	$13.81
4/01/2009	6/30/2009	$19.39	$14.38	$18.44
7/01/2009	9/30/2009	$24.19	$16.84	$23.29
10/01/2009	12/31/2009	$24.49	$17.74	$19.00
1/01/2010	3/31/2010	$22.82	$17.60	$22.16
4/01/2010	6/30/2010	$23.95	$19.70	$20.34
7/01/2010	9/30/2010	$25.08	$19.74	$24.64
10/01/2010	12/31/2010	$30.90	$24.61	$30.47
1/01/2011	3/31/2011	$38.33	$29.08	$37.77
4/01/2011	6/30/2011	$38.37	$34.11	$37.69
7/01/2011	9/30/2011	$39.12	$22.20	$23.63
10/01/2011	12/31/2011	$29.27	$23.09	$27.87
1/01/2012	3/31/2012	$37.93	$28.01	$35.55
4/01/2012	6/30/2012	$35.40	$23.05	$24.71
7/01/2012	9/30/2012	$31.93	$22.91	$29.82
10/01/2012	12/31/2012	$31.66	$26.13	$29.92
1/01/2013	3/31/2013	$32.18	$28.75	$32.08
4/1/2013	5/20/2013*	$35.43	$28.01	$35.20

*
As of the date of this free writing prospectus, available information for the second calendar quarter of 2013 includes data for the period through May 20, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2013.

The graph below illustrates the performance of the common stock of KBR, Inc. from May 20, 2008 through May 20, 2013, based on information from Bloomberg, and we have not participated in the preparation of, or verified, such information. The graph shows a hypothetical Coupon Barrier and Trigger Price equal to 80.00% of $35.20, which was the closing price of KBR, Inc.’s common stock on May 20, 2013. The actual Initial Price, Coupon Barrier and Trigger Price will be determined on the Trade Date. Past performance of the Underlying is not indicative of the future performance of the Underlying.

Celgene Corporation

According to publicly available information, Celgene Corporation is a biopharmaceutical company primarily engaged in the discovery, development and commercialization of therapies designed to treat cancer and immune-inflammatory related diseases.  Information filed by Celgene Corporation with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-34912, or its CIK Code: 0000816284. The common stock of Celgene Corporation is traded on the NASDAQ Global Select Market under the symbol “CELG.”

Historical Information

The following table sets forth the quarterly high and low closing prices for the common stock of Celgene Corporation, based on daily closing prices on the primary exchange for Celgene Corporation, as reported by Bloomberg. Celgene Corporation’s closing price on May 20, 2013 was $123.12. The actual Initial Price will be the Closing Price of Celgene Corporation’s common stock on the Trade Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
4/01/2008	6/30/2008	$69.26	$56.90	$63.87
7/01/2008	9/30/2008	$77.01	$56.00	$63.28
10/01/2008	12/31/2008	$65.23	$47.25	$55.28
1/01/2009	3/31/2009	$55.35	$38.47	$44.40
4/01/2009	6/30/2009	$48.33	$38.01	$47.84
7/01/2009	9/30/2009	$57.79	$46.02	$55.90
10/01/2009	12/31/2009	$57.32	$50.21	$55.68
1/01/2010	3/31/2010	$65.02	$54.77	$61.96
4/01/2010	6/30/2010	$63.40	$49.62	$50.82
7/01/2010	9/30/2010	$58.46	$49.02	$57.61
10/01/2010	12/31/2010	$62.95	$55.55	$59.14
1/01/2011	3/31/2011	$59.39	$49.50	$57.53
4/01/2011	6/30/2011	$60.95	$55.35	$60.32
7/01/2011	9/30/2011	$65.56	$51.85	$61.92
10/01/2011	12/31/2011	$68.66	$60.22	$67.60
1/01/2012	3/31/2012	$80.29	$67.22	$77.52
4/01/2012	6/30/2012	$80.29	$59.45	$64.16
7/01/2012	9/30/2012	$78.42	$62.95	$76.40
10/01/2012	12/31/2012	$82.08	$71.30	$78.72
1/01/2013	3/31/2013	$117.79	$81.71	$115.91
4/1/2013	5/20/2013*	$130.17	$115.55	$123.12

*
As of the date of this free writing prospectus, available information for the second calendar quarter of 2013 includes data for the period through May 20, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2013.

The graph below illustrates the performance of the common stock of Celgene Corporation from May 20, 2008 through May 20, 2013, based on information from Bloomberg, and we have not participated in the preparation of, or verified, such information. The graph shows a hypothetical Coupon Barrier and Trigger Price equal to 75.00% of $123.12, which was the closing price of Celgene Corporation’s common stock on May 20, 2013. The actual Initial Price, Coupon Barrier and Trigger Price will be determined on the Trade Date. Past performance of the Underlying is not indicative of the future performance of the Underlying.

What Are the Tax Consequences of an Investment in the Securities?

Due to the lack of direct legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities.  In determining our responsibilities for information reporting and withholding, if any, we intend to treat the Securities as prepaid financial contracts that are not debt, with associated contingent coupons that constitute ordinary income and that, when paid to a non-U.S. holder, are generally subject to 30% (or lower treaty rate) withholding.  Our special tax counsel, Davis Polk & Wardwell LLP, has advised that while it believes this treatment to be reasonable, it is unable to conclude that it is more likely than not that this treatment will be upheld, and that other reasonable treatments are possible that could materially affect the timing and character of income or loss on your Securities.  If this treatment is respected, you generally should recognize short-term capital gain or loss on the taxable disposition (including retirement) of your Securities, unless you have held the Securities for more than one year, in which case your gain or loss should be long-term capital gain or loss, although it is likely that any sales proceeds that are attributable to the next succeeding contingent coupon after it has been fixed will be treated as ordinary income and also possible that any sales proceeds attributable to the next succeeding contingent coupon prior to the time it has been fixed will be treated as ordinary income.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the Securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the Securities.

For a discussion of certain German tax considerations relating to the Securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest)

UBS Financial Services Inc. and its affiliates, and Deutsche Bank Securities Inc., acting as agents for Deutsche Bank AG, will receive or allow as a concession or reallowance to other dealers discounts and commissions of $0.15 per $10.00 Security. We will agree that UBS Financial Services Inc. may sell all or part of the Securities that it purchases from us to its affiliates at the price to the public indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) containing the final pricing terms of the Securities, minus a concession not to exceed the discounts and commissions indicated on the cover. DBSI, one of the agents for these offerings, is our affiliate. In accordance with Rule 5121 of the Financial Industry Regulatory Authority, Inc. (FINRA), DBSI may not make sales in these offerings to any discretionary account without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.